Exhibit 10.9

Amended and Restated

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 19th day of December, 2008, by and among AVEO Pharmaceuticals, Inc. (f/k/a GenPath Pharmaceuticals, Inc.), a Delaware corporation (“Employer”), and Tuan Ha-Ngoc (“Employee”).

WITNESSETH:

WHEREAS, Employee and Employer entered into that certain Employment Agreement dated as of June 17, 2002 (the “Original Employment Agreement”) outlining the terms of the Employee’s employment as President and Chief Executive Officer of the Employer; and ;

WHEREAS, Employee and Employer desire to amend and restate the Original Employment Agreement as follows.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Employment. Employer hereby employs Employee as its President and Chief Executive Officer, and Employee hereby accepts such employment by Employer upon the terms and conditions herein set forth. On June 17, 2002, Employee was elected as a director of Employer. Employee will report to the Board of Directors of the Employer (the “Board”).

2. Term. The term of the Agreement commenced on June 17, 2002 and will continue unless terminated pursuant to Section 5. Notwithstanding any such termination, the provisions of Sections 5(b), 5(c), 5(d), and Exhibits A, B, and C hereto shall survive in accordance with their express terms.

3. Duties. Employee will, during the term of his employment hereunder:

(a) execute all duties attendant to the President and Chief Executive Officer of Employer and have all lawful powers attendant to such position including the supervision, direction and control over the business and affairs of the corporation and its employees;

(b) faithfully and diligently do and perform all such acts and duties and furnish such services as the Board shall reasonably direct consistent with Employee's position and title with Employer; and

(c) devote his full time, energy, and skill to the business of Employer and to the promotion of Employer’s best interests, except for vacations, authorized leaves of absence and holidays, provided that from June 17, 2002 through August 30, 2002 (the “Transition Period”), Employee shall devote, on average, three (3) days per week to the business of Employer. Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and serving as a member of the board of directors of publicly-held corporations so long as the Board, in good faith, does not determine that such activities unreasonably interfere with the business of Employer or diminish Employee’s obligations under the Agreement. Employer will provide Employee with staffing, administrative and professional support necessary to permit Employee to achieve the responsibilities of his position.

4. Compensation. Employer shall pay to Employee for all services to be performed by Employee during the term of the Agreement:

(a) Salary. A “Base Salary” at the rate of (i) $200,000 per annum, for the period from June 17, 2002 through June 30, 2003, and (ii) $290,000 per annum from July 1, 2003 to June 30, 2004, in each case payable in substantially equal periodic bi-weekly payments in accordance with Employer’s payroll practices for other executives and managerial employees, as such practices may be determined from time to time and subject to such increases thereafter (if any) as the Board may determine in its sole discretion based upon the performance of Employee, provided that during the Transition Period, the Base Salary shall be two-thirds of the rate otherwise payable.

(b) Signing Bonus. Employer has paid Employee a cash bonus of $120,000 on the date of the Original Agreement. Employee used a portion of such bonus in order to purchase the shares of Common Stock (as defined below) referred to in subsection (d) below.

(c) Annual Bonus. Employee shall be eligible to receive a cash bonus of up to $30,000 for the period from the date hereof through June 30, 2003, and a cash bonus of up to 35% of Base Salary for each twelve-month period thereafter (provided that, the Board, in its discretion, may increase such percentage from time to time); payable to Employee no later than March 15th of the calendar year following the calendar year in which such bonus was earned. The amount of such bonus shall be determined by the Board based upon achievement of annual performance-based milestones recommended to the Board by the Employee and approved in advance in writing by the Board, a copy of which, in the form approved by the Board, shall be provided to the Employee (the “Annual Milestones”), provided that for the period from the date hereof through December 31, 2002, the Annual Milestones shall be established by the Board as soon as practicable after the date hereof.

(d) Restricted Stock. Contemporaneously with execution of the Original Agreement, Employer issued and sold to Employee, and Employee purchased from Employer, 800,000 shares of common stock, $.001 par value, of the Employer (“Common Stock”) at an exercise price of $.12 per share, subject to the terms and conditions set forth in the Restricted Stock Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”). Such shares of Common Stock shall be subject to vesting as set forth in the Restricted Stock Agreement.

(e) Performance Option Grant. Contemporaneously with the execution of the Original Agreement, Employer granted to Employee an incentive stock option to purchase 200,000 shares of Common Stock, subject to the terms and conditions set forth in the Incentive Stock Option Agreement attached hereto as Exhibit B (the “Performance Stock Option Agreement”). Such option shall become exercisable in four installments based upon the achievement of the Annual Milestones, as further provided in the Performance Stock Option Agreement.

(f) Reimbursement. Subject to the terms and conditions set forth in Section 21(e), Employee shall be entitled to reimbursement by Employer for all reasonable expenses actually and necessarily incurred by him on its behalf in the course of his employment hereunder, for which he shall submit vouchers and such other supporting information in a form satisfactory to Employer.

(g) Additional Benefits. During the term of Employee’s employment hereunder:

i. Employee shall be entitled to four weeks of paid vacation per year, such vacation to be available for use at the beginning of each employment year but be earned on a monthly basis. Employee also shall be entitled to all paid holidays given by Employer to its other executives and managers.

ii. Employee and his dependents shall be entitled to participate in and receive benefits under any qualified or supplemental defined benefit retirement plan or defined contribution retirement plan, health and dental plan, disability plan, survivor income plan, and life insurance plan (“Benefit Plans”) generally made available by Employer to its employees, if any, subject to and on a basis consistent with the terms, conditions, and overall administration of such Benefit Plans.

iii. Employer will provide Employee, in accordance with the Company’s standard policies for senior executives, a cellular telephone, pager, laptop computer and other electronic equipment necessary for performance of Employee’s duties.

5. Termination.

(a) This Agreement shall continue as provided in Section 2 hereof until the parties otherwise agree in writing or as hereinafter provided. This Agreement shall be terminated, either automatically or at the option of the party or parties indicated, upon the first to occur of the following events:

i. The death of the Employee.

ii. The Employee’s “Disability” for a period in excess of twelve (12) consecutive weeks or such longer period as the Employer may in its sole discretion deem appropriate. For purposes hereof, the term “Disability” shall mean the Employee’s inability to perform the duties required of him hereunder on a substantially full-time basis.

iii. Written notification of termination by the Employer to the Employee, which shall specify the date of termination and whether such termination is for “Cause”, as hereinafter defined. A “supermajority” vote of at least five (5) directors (or, if there are less than seven directors, at least 75% of the directors then serving), excluding, for this purpose, the Employee, on the Board shall be required for the Employer to terminate this Agreement, with or without Cause, under this provision. If grounds for termination for Cause are subsequently found by the Employer to have existed prior to termination of employment, the provisions of this subsection (iii) shall apply notwithstanding any prior voluntary termination of employment by the Employee.

iv. Written notification of termination by the Employee to the Employer, which shall specify the date of termination and whether such termination is for “Good Reason”. For purposes of this Section 5(a)(iv), “Good Reason” for resignation by Employee shall include: (1) removal of Employee as a member of the Board for any reason other than voluntary resignation or removal for Cause; (2) adverse change in Employee’s status, title, or job duties without Employee’s written consent, which materially alters or diminishes the nature or status of Employee’s responsibilities or position; or (3) any material breach by Employer of any term or condition of this Agreement; provided, however, that a termination for Good Reason can occur only if (A) Employee gives Employer a written notice of termination no more than 90 days after the initial existence of the conditions giving rise to Good Reason, (B) such condition has not been fully corrected within 30 days after Employer’s receipt of such notice, and (C) Employee’s termination occurs no more than 180 days after Employer’s receipt of such notice.

v. The retirement of the Employee.

(b) For purposes of Section 5(a) hereof, grounds for termination for “Cause” by the Employer shall be limited to (A) theft or embezzlement by the Employee of property of the Employer or any affiliate, business or professional associate or client thereof; (B) the Employee's conviction of a felony; (C) willful violation by the Employee of any material term or condition hereof, if such violation persists after the Employee has received due notice of and sufficient opportunity to cure the same of at least thirty (30) business days duration, unless the nature of the violation makes such procedure clearly futile, prejudicial to the interests of the Employer or its affiliates, business or professional associates or clients, or otherwise unreasonable or impracticable under the circumstances; or (D) abandonment by the Employee of his duties hereunder, which shall be deemed to have occurred if the Employee ceases to function and perform his duties hereunder, leaves the geographical area in which the Employer engages in its business or conducts himself in willful or wanton disregard of the Employer and its best interests for any reason, including, without limitation, alcohol or drug abuse.

Any termination by the Employer, pursuant to Section 5(a)(iii), that is not specifically characterized as being for Cause, shall be deemed to be without Cause. Subject to the terms set forth in Section 21 of this Agreement, in the event of termination by the Employer without Cause and/or in the event of resignation by the Employee for Good Reason, Employer will pay Employee Severance Pay equal to twelve (12) months Base Salary, commencing upon the date of Employee’s termination of employment, at the Employee’s then current rate pursuant to Section 4(a) hereof. Severance Pay shall be payable in equal installments in accordance with the normal payroll practices of the Employer, but shall cease (i) upon any violation by the Employee of any provision of Exhibits A, B, and C attached hereto, or discovery by the Employer of any prior violation, or (ii) at such time as Employee commences full-time employment with another entity if, at the time of such commencement, the cash position of the Employer is less than $6,000,000.

(c) Upon termination of this Agreement because of the occurrence of any of the events set forth in Section 5(a):

i. Except as otherwise provided in this Agreement, the Employee shall be entitled to receive in a lump sum payment within 30 days of the date of termination (A) annual compensation pursuant to Section 4 hereof (including amounts owed pursuant to Section 4(c) above) prorated to the date of termination hereof; and (B) any unpaid annual compensation with respect to years prior to that in which such termination occurs; but subject in all cases to the Employer’s right of setoff with respect to any costs or expenses incurred by the Employer with respect to any act or omission by the Employee in breach or violation hereof;

ii. Employee shall be entitled to be paid any expenses Employee has incurred and for which the Employee is entitled to reimbursement hereunder in a lump sum payment within 30 days of the date of termination, and will pay to the Employer, or be subject to set off therefor, any benefits which have been prepaid by the Employer and for which the Employee will have a continuing benefit after said termination;

iii. Employer shall exercise its best efforts to obtain releases from guaranties or co-signed obligations on Employer liabilities on behalf of the Employee (or Employee’s designated beneficiaries or estate) when the Employee has retired with the consent of the Employer, died, is disabled under Section 5(a)(ii), resigns for Good Reason pursuant to Section 5(a)(iv), or is terminated without Cause by Employer pursuant to Section 5(a)(iii) hereof. If such releases are not obtained, the Employer shall and hereby does, indemnify and hold the Employee harmless against any loss, cost or expense which the Employee might incur because of the Employee’s guaranty of, or co-signed obligation for, the Employer’s liabilities. If this Agreement is terminated for reasons other than those set forth in the first sentence of this Section 5(c)(iii), the Employee and the Employee’s estate shall remain liable for any such guaranteed or co-signed liabilities of the Employer until the same are paid or otherwise satisfied in full;

iv. Employee shall be allowed to remove from the Employer’s business premises any personal or professional property or equipment owned by the Employee; and

v. Employee shall immediately return to the Employer any property of the Employer which the Employee is holding or using.

(d) During the period for which Employee is entitled to receive Severance Pay, pursuant to Section 5(b), Employer shall pay the COBRA or other premium for the continuation of coverage of Employee and his dependents under all health and dental plans or arrangements, if any, made available by Employer in which he or his dependents were participating immediately prior to the date of his termination to the extent permissible under such plans or arrangements. If, however, Employer obtains employment with another employer or self-employment during the period while Employee is receiving Severance Pay, such coverage shall be provided only to the extent that the coverage exceeds the coverage of any substantially similar plans in which Employee is eligible to participate.

(e) Nothing in the Agreement shall preclude Employer from amending or terminating any employee benefit plan or practice provided that such amendment or termination is applicable to Employer’s executives and managers generally.

(f) Upon any termination of this Agreement, Employee agrees to submit his resignation as a director of Employer (and of any of its subsidiaries, if applicable).

6. Proprietary Information, Invention, Non-Solicitation and Non-Competition Agreement. The Employee has executed and delivered to the Employer a standard Proprietary Information, Invention, Non-Solicitation and Non-Competition Agreement in the form attached hereto as Exhibit C.

7. Assignment. Neither Employee nor Employer may assign the Agreement, except that Employer’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Employer’s business by purchase, merger, consolidation, or otherwise. Employer agrees to assure that in the event of a purchase, merger, consolidation, or other change in control of the business that the successor will assume this Agreement.

8. Employee Assignment. No interest of Employee or his spouse or any other beneficiary under the Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims bankruptcy proceedings.

9. Benefits Unfunded. All rights of Employee and his spouse or other beneficiary under the Agreement shall at all times be entirely unfunded except with respect to pension benefit plans, if any, and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Employee nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and the Employee and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

10. Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of the Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

11. Applicable Law. The Agreement shall be construed and interpreted pursuant to the laws of the Commonwealth of Massachusetts.

12. Entire Agreement. The Agreement, including the Exhibits A, B, and C attached hereto, contains the entire Agreement among Employer and Employee and supersedes any and all previous agreements, written or oral, among the parties relating to the subject matter hereof, including any prior agreement. No amendment or modification of the terms of the Agreement shall be binding upon each of the parties hereto unless reduced to writing and signed by each of the parties hereto.

13. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed an original.

14. Severability. In the event any provision of the Agreement is held illegal or invalid, the remaining provisions of the Agreement shall not be affected thereby.

15. Successors. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

16. Notices. Notices required under the Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the others by written notice:

If to Employer:	AVEO Pharmaceuticals, Inc. 75 Sidney
Street, Cambridge, MA 02139
Attention: Secretary

with a copy to:

Hale and Dorr LLP 60 State Street Boston,
MA 02109 Attention: Steven D. Singer,
Esq.

If to Employee:	Tuan Ha-Ngoc
Eight Kitson Park Drive
Lexington, MA 02421

17. Arbitration. Except as to any matters in respect to which Employer elects to proceed in accordance with the provisions of Exhibit C hereto (for injunctive or similar relief), any controversy or claim arising out of the Agreement, or breach hereof, shall be settled by arbitration in the City of Boston in accordance with the laws of the Commonwealth of Massachusetts. The Employer and Employee will in good faith mutually agree upon a single arbitrator to settle the dispute. In the event an arbitrator cannot be agreed upon, the matter shall be settled by a panel of three arbitrators; one of whom shall be appointed by Employer, one by Employee, and the third of whom shall be appointed by the first two arbitrators. If the third arbitrator cannot be agreed upon, the third arbitrator shall be appointed by the American Arbitration Association within 30 days after receipt of written notice of the need therefore. The arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except with respect to the selection of arbitrators. The arbitrator’s determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator shall have no authority to add to, subtract from or modify in any way the terms or provisions of this Agreement.

18. Withholding. Employer may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

19. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

20. No Presumption and Opportunity to Review. The fact that counsel for one party drafted this Agreement shall create no presumptions and specifically shall not cause this Agreement or any part hereof to be construed against any party as the drafter. Employee hereby represents that he has had a full and fair opportunity to have this Agreement, and all related documents referred to herein, reviewed by counsel of his own choice.

21. Compliance with Section 409A. Subject to the provisions in this Section 21, Severance Pay and benefits under this Agreement shall begin only upon the date of Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment. The following rules shall apply with respect to the distribution of Severance Pay and benefits, if any, to be provided to Employee under this Agreement.

(a) It is intended that each installment of Severance Pay and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither Employee nor Employer shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of Employee’s “separation from service” from Employer, Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of Severance Pay and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of Employee’s “separation from service” from Employer, Employee is a “specified employee” (within the meaning of Section 409A), then:

i. Each installment of Severance Pay and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

ii. Each installment of Severance pay and benefits due under this Agreement that is not described in Section 21(c)(i) above and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” from Employer shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when Employee’s separation from service from Employer has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 21(d), “Employer” shall include all persons with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code.

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Notwithstanding anything herein to the contrary, Employer shall have no liability to Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Nicholas Galakatos
Name:	Nicholas G. Galakatos
Title:	Chairman Compensation Committee

/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc